Exhibit 99.1

LANDAUER, INCORPORATED

401(k) RETIREMENT SAVINGS PLAN

FINANCIAL STATEMENTS AND

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2015 and 2014

Landauer, IncORPORATED 401(k) Retirement Savings Plan

Plan Number 003, EIN 06-1218089

Index to Financial Statements

December 31, 2015 and 2014

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:*

Statements of Net Assets Available for Benefits as of December 31, 2015 and 2014	2

Statement of Changes in Net Assets Available For Benefits for the Year Ended December 31, 2015	3

Notes to Financial Statements December 31, 2015 and 2014	4

Supplemental Schedule (included pursuant to Department of Labor’s Rules and Regulations):

Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2015	15

* The Landauer, Incorporated 401(k) Retirement Savings Plan (the “Plan”) is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”). Therefore, in lieu of the requirements of Items 1-3 of Form 11-K, the financial statements for the years ended December 31, 2015 and 2014, and Schedule of Assets (Held at End of Year) as of December 31, 2015, which have been prepared in accordance with the financial reporting requirements of ERISA, are filed herewith.

The written consent of Cutrara & Company with respect to the financial statements of the Plan is filed as Exhibit 23 to this Annual Report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Administrative Committee and Retirement Plan Committee

Landauer, Incorporated 401(k) Retirement Savings Plan

Glenwood, Illinois

We have audited the accompanying statements of net assets available for benefits of Landauer, Incorporated 401(k) Retirement Savings Plan (“Plan”) as of December 31, 2015 and 2014, and the related statement of changes in net assets available for benefits for the year ended December 31, 2015.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2015 and 2014, and the changes in net assets available for benefits for the year ended December 31, 2015 in conformity with U.S. generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  The supplemental schedule  is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic 2015 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic 2015 financial statements taken as a whole.

/s/ Cutrara & Company

Cutrara & Company

South Holland, Illinois

June 23,  2016

LANDAUER, INCORPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

As of December 31, 2015 and 2014

	2015	2014
ASSETS
Investments, at fair value	$26,153,987	$24,246,239

Receivables:
Notes receivable from participants	531,317	477,943
Employer contributions	385,973	344,829
Participant contributions	-	21,777
Total receivables	917,290	844,549

Total Assets	27,071,277	25,090,788

LIABILITIES
Total Liabilities	-	-

NET ASSETS AVAILABLE FOR BENEFITS	$27,071,277	$25,090,788

The accompanying Notes are an integral part of these financial statements.

LANDAUER, INCORPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

For the Year Ended December 31, 2015

ADDITIONS
Investment income (loss):
Interest	$55,422
Dividends	311,781
Capital gain distributions	685,980
Net depreciation in fair value of investments (Note 4)	(1,137,020)
Interest from participant loans	25,217
Net investment loss	(58,620)

Contributions:
Employer	1,333,937
Participant	2,835,454
Rollovers	36,105
Total contributions	4,205,496

Total Additions	4,146,876

DEDUCTIONS
Benefits paid to participants	2,164,606
Administrative expenses	1,781
Total Deductions	2,166,387

Net increase	1,980,489

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	25,090,788

End of year	$27,071,277

The accompanying Notes are an integral part of these financial statements.

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2015 and 2014

1.DESCRIPTION OF THE PLAN

The following description of the Landauer, Incorporated 401(k) Retirement Savings Plan (the “Plan”) provides only general information.  Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering all eligible employees of Landauer, Inc. (the “Company”), and its subsidiaries Global Physics Solutions, Inc. (“GPS”) and IZI Medical Products, LLC (“IZI”).  It is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code of 1986, as amended (the “Code”).  The Plan’s Retirement Plan Committee and the Plan Trustee determine the appropriateness of the Plan’s investment offerings, and monitor investment performance.

Effective July 1, 2014, the Company amended and restated the Plan by adopting the New York Life Investment Management LLC (“NYLIM”) defined contribution prototype plan and trust, and merging the retirement plans previously maintained by GPS (the Global Physics Solutions Retirement Trust) and IZI (the IZI Medical Products, LLC 401(k) Plan) into the Plan.

Trustee and Plan Administrator

The Plan’s Trustee is John Hancock Trust Company (“JHTC”) and the Plan’s record-keeper is John Hancock Retirement Plan Services LLC, formerly known as New York Life Plan Services.  The Plan’s Administrator is the Company.  The Board of Directors of the Company delegated authority, responsibility, and oversight of the Plan to the Administrative Committee and Retirement Plan Committee, which are comprised of several employees of the Company.

Contributions

Participant Contributions

Each year, participants may contribute to the Plan up to 80% of eligible annual compensation, as defined in the Plan.  Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions.  Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans, generally referred to as rollovers.

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2015 and 2014

Participants direct the investment of their contributions into various investment options offered by the Plan.  The Plan currently offers various mutual funds, Company stock and a New York Life Insurance Company Guaranteed Interest Account (a group annuity contract) as investment options for participants.  The Plan includes an auto-enrollment provision whereby all newly-eligible employees are automatically enrolled in the Plan, unless they affirmatively elect not to participate, with a default deferral rate set to 6% of eligible compensation.  Contributions are automatically invested in accordance with the default investment alternatives established under the Plan until changed by the participant.  Starting the first year after a participant is automatically enrolled in the Plan the participant’s tax-deferral contribution rate is automatically increased by 1% annually, up to a maximum of 10%.  This increase occurs on the first day of each Plan year, and participants may decline such rate increases or elect a different rate.  The Plan also provides participants the option to elect to make Roth 401(k) deferrals.

Company Matching Contributions

The Company, GPS and IZI  (each an “Employer”) may make discretionary matching contributions equal to a uniform percentage of their respective participant salary deferrals.  On an annual basis, each Employer determines the uniform percentage of the discretionary match it will contribute.  During the Plan year ended December 31, 2015, each Employer contributed 50% of the first 6% of base compensation that a participant contributed to the Plan (including pre-tax, Roth and catch-up contributions).  Participants share in the matching contribution regardless of the amount of service completed during the Plan Year.

Company Profit Sharing Contributions

Each Employer may make annual discretionary profit sharing contributions.  For the year ended December 31, 2015, the Company made a $385,973 profit sharing contribution to the Plan, which was paid in February 2016.  The profit sharing contribution covered the employees of Landauer, Inc. and IZI and excluded employees of GPS.  For the year ended December 31, 2014, the Company made a $343,642 profit sharing plan contribution to the Plan, which was paid in February 2015.  Participants share in their Employer’s profit sharing contributions if, among other things, they are employed on the last day of the Plan Year.  Profit sharing contributions are “allocated” or divided among eligible participants using the following fraction:  participant eligible compensation divided by total eligible compensation of all eligible participants.

Participant Accounts

Each participant’s account is credited with the participant’s salary reduction contribution, and allocations of (a) the Company’s matching contribution, (b) Plan earnings (losses), and (c) the Company’s profit sharing contribution, if any.  Each participant’s account is charged with an allocation of administrative expenses paid by the Plan.  Allocations are based on participant earnings (losses) or account balances, as defined.  The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2015 and 2014

Vesting

A participant hired prior to April 1, 2009 is 100% vested at all times in his or her account that represents the salary reduction contributions,  catch-up contributions, any rollover amount accepted by the Plan on his or her behalf, the Company matching contributions, Company profit sharing contributions, and actual earnings thereon.  A participant hired on or after April 1, 2009 vests in Company match and profit sharing contributions after three years of service from the date of hire.

Notes Receivable from Participants

Participants may, subject to review and approval of the Plan Administrator, borrow from his or her account between a minimum of $1,000 and a maximum equal to the lesser of $50,000 or fifty percent of the account balance.  The notes are secured by the balance in the participant’s account and bear interest at 1.5% over the prime rate at the time the note is requested.  Notes generally are required to be repaid in five years or less.  Principal and interest are repaid ratably through payroll deductions or direct payment, as applicable.

Payment of Benefits

On termination of service due to death, disability or normal retirement, a participant or designated beneficiary may elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or equal or substantially equal annual installments payable over the participant’s life expectancy.  Hardship withdrawals are permitted subject to certain conditions and limitations, and in-service withdrawals are allowed after a participant has reached 59½ years of age.  For termination of service due to other reasons, a participant will receive only the value of the vested interest in his or her account as a lump-sum distribution.

Forfeitures

For the year ended December 31, 2015, Plan forfeitures totaled $45,169.  Plan forfeitures were used to reduce Company contributions.

2.Summary of Significant Accounting Policies

Date of Management’s Review

Subsequent events were evaluated through June 23, 2016, which is the date the financial statements were available to be issued.

Basis of Accounting

The Plan’s financial statements are prepared on the accrual basis of accounting, in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2015 and 2014

Investment contracts held by a defined contribution plan are required to be reported at fair value.  However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan.  The Statement of Net Assets Available for Benefits presents the fair value of investment contracts as well as the adjustment of the fully benefit-responsive investment contracts (if any) from fair value to contract value.  The Statement of Changes in Net Assets Available for Benefits is prepared using contract value for the fully benefit-responsive investment contract.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosures of contingent assets and liabilities.  Accordingly, actual results may differ from those estimates.

Investment Valuation and Income Recognition

The Plan’s investments are reported at fair value.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The Administrative and Retirement Plan Committees determine the Plan’s valuation policies.  See Note 3 for discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis.  Interest income is recorded on the accrual basis.  Dividends are recorded on the ex-dividend date.  Net appreciation (depreciation) in fair value of investments recorded in the Statement of Changes in Net Assets Available for Benefits includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

Notes Receivable from Participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest.  Interest income is reported on the accrual basis.  Related fees are charged directly to the borrowing participant’s account and are included in administrative expenses when incurred.  If a participant does not make loan repayments and the Plan Administrator considers the participant loan to be in default, the loan balance is reduced, and the delinquent participant note receivable is recorded as a benefit payment based on the terms of the Plan document.  As of December 31, 2015 and 2014, no allowance for credit losses has been recorded.

Payment of Benefits

Benefit payments are recorded when paid.

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2015 and 2014

Operating Expenses

Expenses of maintaining the Plan are paid by the Company.

3.FAIR VALUE MEASUREMENTS

The Plan’s investments are reported at fair value in the accompanying Statements of Net Assets Available for Benefits.  The methods used to measure fair value may produce an amount that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to measure the fair value of certain financial instruments could result in a different fair value at the reporting date.

The fair value measurement accounting literature establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  This hierarchy consists of three broad levels:  Level 1 inputs consist of unadjusted quoted prices in active markets for identical assets and have the highest priority; Level 2 inputs consist of observable inputs other than quoted prices for identical assets; and Level 3 inputs are unobservable and have the lowest priority.  The Plan uses appropriate valuation techniques based on the available inputs to measure the fair value of its investments.  When available, the Plan measures fair value using Level 1 inputs because they generally provide the most reliable evidence of fair value.  Level 3 inputs were only used when Level 1 or Level 2 inputs were not available.

Level 1 Fair Value Measurements

The fair value of mutual funds is based on quoted net asset value of the shares held by the Plan at year-end.  The fair values of common stocks are based on the closing price reported on the active market where the individual securities are traded.

Level 2 Fair Value Measurements

The fair value of certain funds for which quoted market price are not available are valued using a market approach on yields currently available on comparable securities of issuers with similar credit ratings.

Level 3 Fair Value Measurements

The New York Life Insurance Company Guaranteed Interest Account (the “guaranteed interest account”) is not actively traded and significant other observable inputs are not available.  The Plan’s valuation methodology for the guaranteed interest account was derived from corroboration of observable market inputs, specifically interest rates offered and the credit worthiness of the issuer, which supports its ability to meet its obligations under the investment contract.  Based on this assessment, fair value is presumed to approximate contract value, which results in a Level 3 asset categorization.

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2015 and 2014

For those assets with fair value measured using Level 3 inputs, the Plan’s Retirement Plan Committee and the Plan Trustee determine the fair value measurement policies and procedures.  Those policies and procedures are reassessed at least annually to determine if the current valuation techniques are still appropriate.  At that time, the unobservable inputs used in the fair value measurements are evaluated and adjusted, as necessary, based on current market conditions and other third-party information.

The following tables set forth by level, within the fair value hierarchy, the Plan’s investments at fair value as of December 31, 2015 and 2014:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
December 31, 2015
Landauer, Inc. common stock	$1,102,820	$-	$-	$1,102,820
Guaranteed interest account	-	-	2,724,205	2,724,205
Mutual funds:
Money market fund	42,437	-	-	42,437
Value	2,501,728	-	-	2,501,728
Blended	4,813,811	-	-	4,813,811
Fixed income	1,724,179	-	-	1,724,179
Growth	4,924,333	-	-	4,924,333
International	2,742,550	-	-	2,742,550
Lifecycle blended	120,801	-	-	120,801
Lifecycle equities	5,457,123	-	-	5,457,123
Investments, at fair value	$23,429,782	$-	$2,724,205	$26,153,987

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2015 and 2014

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
December 31, 2014
Landauer, Inc. common stock	$980,159	$-	$-	$980,159
Guaranteed interest account	-	-	2,562,882	2,562,882
Mutual funds:
Money market fund	53,244	-	-	53,244
Value	2,551,495	-	-	2,551,495
Blended	4,598,253	-	-	4,598,253
Fixed income	1,658,191	-	-	1,658,191
Growth	4,675,918	-	-	4,675,918
International	2,541,163	-	-	2,541,163
Lifecycle blended	806,707	-	-	806,707
Lifecycle equities	3,818,227	-	-	3,818,227
Investments, at fair value	$21,683,357	$-	$2,562,882	$24,246,239

The following table reconciles the beginning and ending balances of fair value measurements using significant unobservable inputs (Level 3) of the guaranteed interest account for the years ended December 31, 2015 and 2014:

	2015	2014
Beginning balance	$2,562,882	$-

Purchases, issues, sales and settlements:
Purchases	586,106	3,877,852
Redemptions	(480,205)	(1,342,526)
Interest income on investment contracts	61,743	30,653
Investment expenses	(6,321)	(3,097)

Ending balance	$2,724,205	$2,562,882

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2015 and 2014

The following table represents the Plan’s Level 3 financial instruments, the valuation techniques used to measure the fair value of those instruments, and the significant unobservable inputs and the ranges of values for those inputs.

Instrument	Fair Value	Principal Valuation Technique	Unobservable Inputs	Range of Significant Input Values
Guaranteed interest account	$2,724,205	Market Value Adjustment	Contract Interest Rate, net	2.15%
			Duration	4.6 years
			Contributions received with 180 days prior to termination date	$347,693
			MVA Factor	1.0046

The guaranteed interest account may be terminated by the contract holder at any time, by providing thirty days written notice to New York Life.  In the event of termination, the contract holder would receive the discontinuance value as of the termination date.  The discontinuance value is calculated by subtracting the contributions received 180 days prior to termination date out of the contract value as of the termination date.  The remaining value is multiplied by the MVA factor and then the contributions received 180 days prior to termination date are added back to equal the discontinuance value as of termination date.

Gains and losses included in net assets available for benefits for the year ended December 31, 2015 are reported in net depreciation in fair value of investments.  Unrealized gains (losses) from the guaranteed interest account are not reported in the Statement of Changes in Net Assets Available for Benefits as the contract is recorded at contract value for presentation in the Statement of Net Assets Available for Benefits.

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2015 and 2014

4.iNVESTMENTS

The following table presents investments, at fair value, which represent 5% or more of the Plan’s net assets available for benefits as of December 31, 2015 and 2014.

	December 31,
	2015	2014
Guaranteed Interest Account
New York Life Guaranteed Interest Account	$2,724,205	2,562,882
Mutual Funds:
Invesco Equally Weighted S&P 500 Fund	3,418,703	2,980,132
Alger Capital Appreciation Fund	2,345,845	2,483,931
Invesco Comstock Fund	1,921,905	2,184,558
Legg Mason ClearBridge Mid Cap Core Fund	1,395,108	1,516,003
JPMorgan SmartRetirement 2030 Fund	1,475,208	1,311,565
Oppenheimer International Growth Fund	1,508,729	1,303,469

During the year ended December 31, 2015, the Plan’s investments, including those investments bought and sold, as well as held during the year, depreciated in value as follows:

Mutual funds	$(1,097,973)
Common stock of Landauer, Inc.	(39,047)
Net depreciation in fair value of investments	$(1,137,020)

5.GUARANTEED INTEREST ACCOUNT

In 2014, the Plan entered into a fully benefit-responsive group annuity contract with New York Life Insurance Company (“NYL”), referred to as the Guaranteed Interest Account (“GIA”).  The contract is designed to be an investment contract.

The group annuity contract provides for a book value record of the amounts deposited to and withdrawn from the GIA.  That is, the GIA is at all times equal to the contributions made to the contract plus interest credited, plus dividends, if any, minus expenses withdrawn and minus withdrawals made.

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2015 and 2014

Contributions to the GIA are currently invested in a broadly diversified fixed income portfolio within NYL’s general account.  Fixed income investments in the general account are managed by New York Life Investment’s Fixed Income Investors Group.  The investments in the general account are intended to provide a stable crediting rate consistent with preservation of principal.  The NYL general account is invested primarily in a conservative array of securities and cash-equivalent investments in accordance with the investment restrictions of New York Insurance Law.  The primary objective of the general account is to ensure that NYL can meet its obligations to policyholders.

Because the GIA is fully benefit-responsive, contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to the guaranteed investment contract.  The GIA is presented on the face of the Statement of Net Assets Available for Benefits at fair value with an adjustment to contract value, if any, to arrive at net assets available for benefits.

There are no reserves against contract value for credit risk of the contract issuer or otherwise.  The fair value, as described in Note 3, of the GIA at December 31, 2015 was $2,724,205.  The crediting interest rate is based on a formula agreed upon with the issuer, but may not be less than 1%.  Such interest rates are reviewed on a quarterly basis for resetting.

Certain events may limit the Plan’s ability to transact at contract value with NYL.  Such events include the following:  (a) amendments to the Plan documents (including complete or partial plan termination or merger with another plan); (b) changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions; (c) bankruptcy of the Plan sponsor or other events (for example, divestitures or spin-offs of a subsidiary) that cause a significant withdrawal from the Plan; or (d) the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA.  The Plan Administrator does not believe that any events that would limit the Plan’s ability to transact at contract value with Plan participants are probable of occurring.

6.RELATED Party Transactions

Plan assets include investments in Landauer, Inc. common stock.  As the Company is the Plan sponsor, transactions involving Landauer, Inc. common stock qualify as party-in-interest transactions.  At December 31, 2015 and 2014, the Plan held 33,500 and 28,710 shares of Landauer, Inc. common stock, respectively and received $33,723 in dividends from this stock for the year ended December 31, 2015.  These transactions qualify as party-in-interest transactions.

Plan assets include investments in the NYL GIA.  The Plan’s Trustee, JHTC, is affiliated with this investment and therefore, transactions involving the NYL GIA qualify as party-in-interest transactions.

The Plan allows participants to borrow from their accounts in the Plan.  These transactions qualify as party-in-interest transactions.  The value of the notes receivable were $531,317 and $477,943 at December 31, 2015 and 2014, respectively.

All of these party-in-interest transactions are exempt from the prohibited transaction rules of ERISA.

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

NOTES to Financial Statements

December 31, 2015 and 2014

7.Plan AMENDMENT OR Termination

The Company reserves the right to amend or modify the provisions of the Plan at any time.  Although the Company expects to continue the Plan indefinitely, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan for any reason, subject to the provisions of ERISA.  In the event of plan termination, participants would become 100% vested in all amounts credited to their account, and receive a payment equal to the value of the participant’s account balance at the time of liquidation.

8.Income Tax Status

The Plan is relying on a favorable opinion letter from the IRS dated May 18, 2015, issued to John Hancock Retirement Plan Services LLC,  that the Plan and related trust are designed in accordance with applicable sections of the Code.  The Plan is not required to file for an individual determination letter in addition to the opinion letter received from the IRS.

GAAP requires the Plan Administrator to evaluate tax positions taken by the Plan and recognize a tax liability for any uncertain position that more likely than not would not be sustained upon examination by the IRS.  The Plan is subject to routine audits by tax authorities; however, there are currently no audits for any tax periods in progress.  The Plan Administrator believes the Plan is no longer subject to income tax examinations for years prior to 2011.

9.RISKS AND UNCERTAINTIES

The Plan provides for various investment options in several types of investment securities and instruments that, in general, are exposed to various risks, such as interest rate, market volatility and credit risks.  Due to the level of risks associated with certain investment securities and the sensitivity of certain fair value estimates related to changes in valuation assumptions, it is at least reasonably possible that changes in risks may occur in the near term and such changes could materially affect the value of the participants’ individual account balances, and the amounts reported in the Statements of Net Assets Available for Benefits and in the Statement of Changes in Net Assets Available for Benefits.

10.SUBSEQUENT EVENT

The Plan Administrator and Company management have evaluated subsequent events through June 23, 2016, the date on which the financial statements were available to be issued.

During May 2016, the Company divested its subsidiary, IZI Medical Products, LLC.  The Plan assets for participants employed by IZI Medical Products, LLC will be transferred out of the Company’s Plan by December 31, 2016.

LANDAUER, INCOROPORATED 401(k) RETIREMENT SAVINGS PLAN

Plan Number 003, EIN 06-1218089

SCHEDULE h, LINE 4i

SCHEDULE of ASSETS (HELD AT END OF YEAR)

As of December 31, 2015

(a)	(b)	(c)	(d)	(e)
	Identity of Issue	Description of Investment	Cost **	Current Value

		Common Stock
*	Landauer, Inc.	Common stock	n/a	$1,102,820

		Guaranteed Interest Account
*	New York Life	Guaranteed Interest Account	n/a	2,724,205

		Money Market Fund:
	PIMCO	Money Market Fund	n/a	42,437

		Mutual Funds
	Alger	Capital Appreciation Fund	n/a	2,345,845
	Federated Investors	Total Return Bond Fund	n/a	1,058,445
	Invesco	Equally Weighted S&P 500 Fund	n/a	3,418,703
	Invesco	Comstock Fund	n/a	1,921,905
	JPMorgan	SmartRetirement Income Select Fund	n/a	120,801
	JPMorgan	SmartRetirement 2015 Fund	n/a	456,259
	JPMorgan	SmartRetirement 2020 Fund	n/a	629,962
	JPMorgan	SmartRetirement 2025 Fund	n/a	779,862
	JPMorgan	SmartRetirement 2030 Fund	n/a	1,475,208
	JPMorgan	SmartRetirement 2035 Fund	n/a	238,312
	JPMorgan	SmartRetirement 2040 Fund	n/a	1,164,817
	JPMorgan	SmartRetirement 2045 Fund	n/a	348,473
	JPMorgan	SmartRetirement 2050 Fund	n/a	323,829
	JPMorgan	SmartRetirement 2055 Fund	n/a	40,401
	Legg Mason	ClearBridge Mid Cap Core Fund	n/a	1,395,108
	Legg Mason	ClearBridge Appreciation Fund	n/a	658,662
	Legg Mason	ClearBridge Small Cap Growth Fund	n/a	646,549
	Morgan Stanley	Global Strategist Fund	n/a	891,348
	Morgan Stanley	Multi Cap Growth Trust	n/a	823,758
	Oppenheimer	Developing Markets Fund	n/a	342,473
	Oppenheimer	International Growth Fund	n/a	1,508,729
	Putnam	American Government Income Fund	n/a	665,734
	Victory	Small Company Opportunity Fund	n/a	449,519
	Victory	Established Value A Fund	n/a	579,823

		Other
*	Plan participants	Notes receivable from participants (interest rates of 4.25% - 5.25%)	n/a	531,317
*	Plan participants	Contributions receivable	n/a	385,973
		Total assets		27,071,277

*	Represents a party-in-interest.
**	All investments are participant or beneficiary directed with respect to assets allocated to individual participant accounts and therefore cost presentation is not required.